JPMorgan Chase Financial Company LLC Fully and Unconditionally Guaranteed by JPMorgan Chase & Co. Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement Nos. 333-293684 and 333-293684-01

Market Linked Securities — Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the iShares® MSCI Emerging Markets ETF due May 18, 2029

Fact Sheet dated May 5, 2026 to Preliminary Pricing Supplement dated May 5, 2026

Summary of Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
Fund:	iShares® MSCI Emerging Markets ETF (Bloomberg ticker: EEM)
Pricing Date[1]:	May 15, 2026
Issue Date[1]:	May 20, 2026
Stated Maturity Date[1,2]:	May 18, 2029
Principal Amount:	$1,000 per security (100% of par)
Automatic Call:	If the fund closing price of the Fund on any call date is greater than or equal to the starting price, the securities will be automatically called for the principal amount plus the call premium applicable to that call date. See “Call Dates and Call Premiums” on page 2.
Call Dates[1,2] and Call Premiums†:	The call premium applicable to each call date will be a percentage of the principal amount that increases for each call date based on a simple (non-compounding) return of approximately at least 10.45% per annum. See “Call Dates and Call Premiums” on page 2.
Call Settlement Date[1,2]:	Three business days after the applicable call date, provided that the call settlement date for the final call date is the stated maturity date
Maturity Payment Amount (per Security):

If the securities are not automatically called:

•   if the ending price is less than the starting price but greater than or equal to the threshold price: $1,000; or

•   if the ending price is less than the threshold price:

$1,000 + [$1,000 × (fund return + buffer amount)]

Starting Price:	The fund closing price of the Fund on the pricing date
Ending Price:	The fund closing price of the Fund on the final calculation day
Fund Return:	(ending price – starting price) / starting price
Buffer Amount:	5%
Threshold Price:	95% of the starting price
Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”)
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP:	46660TN97
Fees and Commissions:	Up to 2.575% for Wells Fargo Securities, LLC (“WFS”); WFS has advised us that dealers, including Wells Fargo Advisors (“WFA”), may receive 2.00% of WFS’s fee, and WFA may also receive a distribution expense fee of 0.075%. In addition, in respect of certain securities sold in this offering, JPMS may pay a fee of up to 0.30% to selected dealers in consideration for marketing and other services in connection with the distribution of the securities to other dealers.
Tax Considerations:	See the preliminary pricing supplement.
[1] Subject to change [2] Subject to postponement

Hypothetical Payout Profile*

* Assumes a call premium for each call date equal to the minimum call premium for that call date

If the securities are not automatically called and the ending price is less than the threshold price, you will have 1-to-1 downside exposure to the decrease in the price of the Fund in excess of the buffer amount, and you will lose some, and possibly up to 95%, of the principal amount of your securities at maturity.

Any positive return on the securities will be limited to the applicable call premium, even if the fund closing price of the Fund on the applicable call date significantly exceeds the starting price. You will not participate in any appreciation of the Fund beyond the applicable call premium.

The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

If the securities priced on the date of the accompanying preliminary pricing supplement, the estimated value of the securities would be approximately $957.80 per security. The estimated value of the securities, when the terms of the securities are set, will be provided in the pricing supplement and will not be less than $920.00 per security. See “The Estimated Value of the Securities” in the preliminary pricing supplement for additional information.

Preliminary Pricing Supplement: http://www.sec.gov/Archives/edgar/data/19617/000121390026052105/ea0289238-01_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” in the accompanying prospectus supplement and the accompanying product supplement and “Selected Risk Considerations” in the accompanying preliminary pricing supplement.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

THIS FACT SHEET DOES NOT PROVIDE ALL OF THE INFORMATION THAT AN INVESTOR SHOULD CONSIDER PRIOR TO MAKING AN INVESTMENT DECISION. This fact sheet should be read in conjunction with the accompanying preliminary pricing supplement, prospectus, prospectus supplement, product supplement and underlying supplement.

Call Dates and Call Premiums

Call Date	Call Premium†
May 20, 2027	At least 10.450% of the principal amount
June 21, 2027	At least 11.321% of the principal amount
July 20, 2027	At least 12.192% of the principal amount
August 20, 2027	At least 13.063% of the principal amount
September 20, 2027	At least 13.933% of the principal amount
October 20, 2027	At least 14.804% of the principal amount
November 22, 2027	At least 15.675% of the principal amount
December 20, 2027	At least 16.546% of the principal amount
January 20, 2028	At least 17.417% of the principal amount
February 22, 2028	At least 18.288% of the principal amount
March 20, 2028	At least 19.158% of the principal amount
April 20, 2028	At least 20.029% of the principal amount
May 22, 2028	At least 20.900% of the principal amount
June 20, 2028	At least 21.771% of the principal amount
July 20, 2028	At least 22.642% of the principal amount
August 21, 2028	At least 23.513% of the principal amount
September 20, 2028	At least 24.383% of the principal amount
October 20, 2028	At least 25.254% of the principal amount
November 20, 2028	At least 26.125% of the principal amount
December 20, 2028	At least 26.996% of the principal amount
January 22, 2029	At least 27.867% of the principal amount
February 20, 2029	At least 28.738% of the principal amount
March 20, 2029	At least 29.608% of the principal amount
April 20, 2029	At least 30.479% of the principal amount
May 15, 2029 (the “final calculation day”)	At least 31.350% of the principal amount

† To be provided in the pricing supplement

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” sections in the accompanying prospectus supplement and product supplement. Please review the risk disclosure carefully.

•	If the Securities Are Not Automatically Called and the Ending Price Is Less Than the Threshold Price, You Will Lose Up to 95% of the Principal Amount of Your Securities at Maturity.
•	The Potential Return on the Securities Is Limited to the Call Premium.
•	You Will Be Subject to Reinvestment Risk.
•	The Securities Are Subject to the Credit Risks of JPMorgan Financial and JPMorgan Chase & Co.
•	As a Finance Subsidiary, JPMorgan Financial Has No Independent Activities and Has Limited Assets.
•	No Interest or Dividend Payments or Voting Rights
•	Lack of Liquidity
•	The Final Terms and Estimated Valuation of the Securities Will Be Provided in the Pricing Supplement.
•	The U.S. Federal Tax Consequences of the Securities Are Uncertain, and May Be Adverse to a Holder of the Securities.
•	Potential Conflicts
•	The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities.
•	The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates.
•	The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate.
•	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period.
•	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities.
•	Many Economic and Market Factors Will Impact the Value of the Securities.
•	There Are Risks Associated with the Fund.
•	The Performance and Market Value of the Fund, Particularly During Periods of Market Volatility, May Not Correlate with the Performance of the Fund’s Fund Underlying Index As Well As the Net Asset Value Per Share.
•	The Securities Are Subject to Non-U.S. Securities Risk.
•	Emerging Markets Risk
•	The Securities Are Subject to Currency Exchange Risk.
•	Recent Executive Orders May Adversely Affect the Performance of the Fund.
•	The Anti-Dilution Protection Is Limited and May Be Discretionary.
•	Any Payment on the Securities Will Depend upon the Performance of the Fund and Therefore the Securities Are Subject to the Risks Associated with the Fund, Each as Discussed in the Accompanying Preliminary Pricing Supplement and Product Supplement.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.

As used in this fact sheet, “we,” “us” and “our” refer to JPMorgan Financial Company LLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.